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                                                                   Exhibit 11.1

                               XETEL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      IN THOUSANDS, EXCEPT PER SHARE DATA

                                                      Fiscal Year Ended
                                              -----------------------------------
                                               March 29,   March 30,   April 1,
                                                 1997        1996        1995
                                                 ----        ----        ----
Shares issued and outstanding           (1)        8,709       6,673       2,531

Common Stock Equivalents:
     Series A preferred stock           (2)           --          --       3,864
     Stock options                      (3)          866         738         251
                                                   -----      ------       -----
Weighted average shares outstanding                9,575       7,411       6,646
                                                   =====      ======       =====
Net income                                          $449      $5,655        $942
                                                   =====      ======       =====
Earnings per share                                  $.05        $.76        $.14
                                                   =====      ======       =====


(1)  Shares issued and outstanding based on the weighted average method.

(2) Represents common stock issuable upon the conversion of the outstanding shares of Series A Preferred Stock.

(3) Stock options based on the treasury stock method using average market price.